Exhibit 10.2

AMENDMENT TO LETTER OF EMPLOYMENT

OF

AMREESH S. MODI

This amendment (“Amendment”) to your letter of employment with NAVTEQ Corporation (“Company”) dated November 3, 2006 (“Letter of Employment”) is made as of the latest date of signature below (“Effective Date”). The Letter of Employment, together with this Amendment, shall hereinafter be referred to as your “Employment Agreement”.

1.             Duties. You shall serve as Senior Vice President, Technology and Development and Chief Technology Officer of the Company and shall have the normal duties, responsibilities, functions and authority of such positions.

2.             Termination. In the event that your employment is terminated with Cause (defined below), you shall be provided with written notice containing a reasonably detailed description of the Company’s basis for your termination. In the event that your employment is terminated without Cause, or you terminate your employment for Good Reason (defined below), the Company will: (i) provide you with severance pay equal to twelve (12) months of your then base salary; (ii) pay you a bonus at the full target bonus amount for any prior annual period for which such bonus has not yet been paid at the time of your termination, as well as a pro rata share of such full target bonus amount for the annual period in which you are terminated, based on the number of days of the year that have elapsed as of the effective date of your termination; and (iii) continue your medical, dental and vision benefits at the Company’s expense for a period of twelve (12) months after the effective date of termination; provided, however, that the Company’s obligation to provide the foregoing severance pay and benefits is contingent on your execution and delivery to the Company, within 30 days following your termination, of a general release in favor of the Company and its affiliates, directors, officers, shareholders, employees and each of their successors, in the form reasonably prescribed by the Company.  The amounts payable pursuant to clauses (i) and (ii), above, will be paid in a single lump sum within 10 days following your delivery of the above-described release, provided that such release has by then become irrevocable.  The severance pay and benefits described herein will be in lieu of, not in addition to, any other severance arrangement maintained by the Company.  “Cause” means commission of a felony or any act or omission in the conduct of your duties constituting fraud, gross negligence or willful misconduct.  “Good Reason” means any one or more of: (a) a significant diminution of your duties; (b) a material reduction in your base salary and/or (e) a material reduction in your target bonus; provided, however, that none of the foregoing will constitute “Good Reason” unless:

(i)            you provide the Company with written objection to the event of condition within ninety (90) days following the occurrence thereof,

(ii)           The Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection, and

(iii)          you resign your employment within 240 days following the expiration of such cure period.

3.             Special Timing Rules.  Notwithstanding the foregoing, if the termination giving rise to the payments described in Paragraph 2 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to Paragraph 2 will be deferred without interest and will not be paid until you experiences a Separation from Service.  In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, to amounts payable under Paragraph 2, those amounts that would otherwise be paid within six months following your Separation from Service (taking into account the preceding sentence of this paragraph) will instead be deferred without interest and paid to you in a lump sum immediately following that six-month period.  This provision shall not be construed as preventing the application of Treas. Reg. § 1.409A-1(b)(9)(iii) to amounts payable hereunder.

4.             Seat of Arbitration.  In order to minimize costs and expenses for all parties, any disputes or controversies arising in connection with your employment or the cessation of your employment with the Company will be resolved by binding arbitration in the city of Chicago in the State of Illinois.  The arbitration will be conducted in accordance with the applicable rules of the American Arbitration Association under Illinois law.

5.             Effect of Amendment. Except as modified by this Amendment, all other terms of your Letter of Employment remain in effect. In the event of any inconsistencies between your Letter of Employment (or any other prior or contemporaneous agreement, discussion or understanding) and this Amendment, the terms of this Amendment prevail. The Employment Agreement does not in any way alter or supersede any of your stock option agreements or other incentive award agreements with the Company, which such agreements remain in full force and effect.

AGREED TO AND ACCEPTED:

NAVTEQ Corporation

By:	/s/ Amreesh S. Modi
Its:	Amreesh S. Modi	Date:	September 27, 2007
Date:	September 27, 2007

/s/ Judson S. Green
President and CEO